UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2004

CLECO CORPORATION
(Exact name of registrant as specified in its charter)
Louisiana	1-15759	72-1445282
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
2030 Donahue Ferry Road
Pineville, Louisiana	71360-5226
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (318) 484-7400

Item 5.                                    Other Events and Regulation FD Disclosure.

                        On January 28, 2004, Perryville Energy Partners LLC, a subsidiary of Cleco Corporation, entered into an agreement providing for the sale of its 718 megawatt power plant to a subsidiary of Entergy Corp. for approximately $170 million.  As part of the sales process, Perryville Energy Partners and Perryville Energy Holdings LLC, also a subsidiary of Cleco Corporation, filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Louisiana, Alexandria division.  Completion of the sale is subject to obtaining necessary approvals from the bankruptcy court and state and federal regulators, the settlement of various project-related contracts, a final inspection by Entergy and satisfaction of other customary closing conditions.  Entergy also entered into an agreement to buy the plant's output while the sales agreement is pending.  The power contract is also subject to bankruptcy and regulatory approvals.

                        On January 28, 2004, Cleco Corporation issued a press release announcing the signing of the agreement providing for the sale of the Perryville power plant, the interim sale of the plant's output and the filing of voluntary petitions under Chapter 11 by Perryville Energy Partners and Perryville Energy Holdings, which press release is filed with this report as Exhibit 99.1.

Item 7.		Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is filed herewith:

	99.1	Press release issued January 28, 2004, regarding the sale agreement for
Perryville Energy Partners' 718 megawatt power plant and the filing for protection under Chapter 11 of the U.S. Bankruptcy Code by Perryville
Energy Partners and Perryville Energy Holdings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLECO CORPORATION

Date: January 28, 2004	By: /s/ Kathleen F. Nolen
Kathleen F. Nolen
Treasurer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1

Press release issued January 28, 2004, regarding the sale agreement for Perryville Energy Partners' 718 megawatt power plant and the filing for protection under Chapter 11 of the U.S. Bankruptcy Code by Perryville Energy Partners and Perryville Energy Holdings.